Exhibit 21 - Subsidiaries of the Registrant

The following are the subsidiaries of Fulton Financial Corporation:

Subsidiary	State of Incorporation or Organization	Name Under Which Business is Conducted
Fulton Bank, N.A.	United States of America	Fulton Financial Advisors
One Penn Square		Fulton Private Bank
P.O. Box 4887		Fulton Mortgage Company
Lancaster, Pennsylvania 17604

Fulton Financial Realty Company	Pennsylvania	Fulton Financial Realty Company
One Penn Square
P.O. Box 4887
Lancaster, Pennsylvania 17604

Central Pennsylvania Financial Corp.	Pennsylvania	Central Pennsylvania Financial Corp.
100 W. Independence Street
Shamokin, PA 17872

Fulton Insurance Services Group, Inc.	Pennsylvania	Fulton Insurance Services Group, Inc.
One Penn Square
P.O. Box 7989
Lancaster, Pennsylvania 17604

FFC Penn Square, Inc.	Delaware	FFC Penn Square, Inc.
P.O. Box 609
Georgetown, DE 19947

Fulton Community Partner, LLC	Delaware	Fulton Community Partner, LLC
One Penn Square
P.O. Box 7989
Lancaster, Pennsylvania, 17604